EXHIBIT 10.14
3M Deferred Compensation Excess Plan
ARTICLE 1
Purpose
The purpose of this Plan is to attract and incent eligible highly compensated employees to remain with 3M by offering them an opportunity to earn additional retirement benefits by deferring the receipt of a portion of their compensation, with the belief that such opportunity will permit those employees to increase their long-term financial security.
ARTICLE 2
Definitions
For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1    ACCOUNT. “Account” or “Accounts” means the record of the amounts credited to a Participant under the Plan pursuant to Article 6.
2.2    BENEFICIARY. “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article 8, to receive any unpaid balance in such Participant’s Accounts following his or her death.
2.3    CLASS YEAR. “Class Year” means the calendar year in respect of which Eligible Compensation is deferred under this Plan. The first Class Year began on January 1, 2010.
2.4    CODE. “Code” means the Internal Revenue Code of 1986, as amended.
2.5    COMMITTEE. “Committee” means the Compensation Committee of the Board of Directors of 3M.
2.6    COMPANY. “Company” means 3M Company (“3M”), its U.S. affiliates and subsidiaries and any successor to the business thereof.
2.7    EFFECTIVE DATE. “Effective Date” means January 1, 2010, the effective date of this Plan.
2.8    ELIGIBLE COMPENSATION. “Eligible Compensation” of a Participant for any Class Year means base pay plus any variable pay (including annual incentive (AIP), sales commissions and management objective, but excluding any portion of such variable pay that is payable in the form of restricted stock units, performance units, performance shares and any other long-term incentive compensation unless expressly included by the Committee) earned by the Participant during such Class Year that exceeds the Indexed Compensation Limit for such Class Year (whether paid during or following such Class Year). Eligible Compensation does not include incentives, awards, foreign service premiums and allowances, income arising from stock options, separation pay, employer contributions to employee benefit plans, reimbursements or payments in lieu thereof, or lump sum payouts of a Participant’s unused vacation benefits.

2.9    EMPLOYEE. “Employee” means any person employed by the Company as an active regular common-law employee who is recognized as such on 3M’s human resources/payroll systems; including such persons who are United States citizens but on assignment outside of the United States and resident aliens employed in the United States; but excluding any person covered by a collective bargaining agreement to which the Company is a party.
2.10    GROWTH FACTOR. For those Participants who allocate all or a portion of their Accounts to the investment fund based on the return of the Growth Factor, unless and until changed by the Committee, the “Growth Factor” applied during each Class Year will be the average Citigroup 10 Year AAA Industrial Corporate Bond Rating for New Issues for the four-week period ending with the last week ending in October of the previous year.
2.11    INDEXED COMPENSATION LIMIT. “Indexed Compensation Limit” means the annual amount of compensation that may be recognized by a qualified retirement plan under section 401(a)(17) of the Code (as adjusted annually for increases in the cost of living).
2.12    MEASUREMENT DATE. “Measurement Date” means November 1st or, if the Plan Administrator approves an election period pursuant to Section 4.2 for one or more Employees who otherwise would not have been eligible based on a Measurement Date of November 1, the first day of such election period.
2.13    PARTICIPANT. “Participant” means any Employee who has elected to make contributions to this Plan after satisfying the eligibility requirements of Section 4.1.
2.14    PLAN. “Plan” means the plan described in this document, as it may be amended from time to time. The official name of the Plan shall be the 3M Deferred Compensation Excess Plan.
2.15    PLAN ADMINISTRATOR. “Plan Administrator” means the person to whom the Committee has delegated the authority and responsibility for administering the Plan. Unless and until changed by the Committee, the Plan Administrator shall be 3M’s Senior Vice President, Total Rewards and Services or his or her successor.
2.16    RETIRE or RETIREMENT. “Retire” or “Retirement” means an Employee’s Separation from Service with the Company after attaining age 55 with at least five years of employment service or after attaining age 65.
2.17    SEPARATION FROM SERVICE. “Separation from Service” means a “separation from service” as defined in Treas. Reg. section 1.409A-1(h)(1) or such other regulation or guidance issued under section 409A of the Code. Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period). A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for 3M or an affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Participant to be unable to perform the duties of his or her position of employment.
2.18    SPECIFIED EMPLOYEE. “Specified Employee” means a “specified employee” as defined in Treas. Reg. section 1.409-1(i) or such other regulation or guidance issued under section 409A of the Code.
2.19    3M. “3M” means 3M Company, a Delaware corporation.
2.20    UNFORESEEABLE FINANCIAL EMERGENCY. “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treas. Reg. section 1.409A-3(i)(3) or such other regulation or guidance issued under section 409A of the Code).
2.21    VALUATION DATE. “Valuation Date” means each day that all or substantially all of the U.S. and international financial markets in which the VIP’s assets are invested are open for trading.
2.22    VIP. “VIP” means the 3M Voluntary Investment Plan and Employee Stock Ownership Plan, as it may be amended from time to time.
ARTICLE 3
Effective Date
The Plan initially became effective on January 1, 2010, and most recently was amended and restated effective December 1, 2021. This Plan shall continue in operation and effect until 3M terminates it in accordance with the provisions of Section 10.2.
ARTICLE 4
Eligibility and Participation
4.1    ELIGIBILITY. An Employee subject to U.S. income taxation shall be eligible to participate in the Plan for a Class Year if as of the Measurement Date immediately prior to such Class Year:
(a)    such Employee is employed by the Company;
(b)    such Employee is eligible for and covered by one or more of the sales commission, management objective or annual incentive plans of 3M; and
(c)    such Employee had estimated annual planned total cash compensation (base pay plus variable pay, including annual incentive, sales commission and management objective) that exceeds the Indexed Compensation Limit in effect for the calendar year including such Measurement Date.
The eligibility of Employees to participate in this Plan shall be determined each Class Year, and no Employee shall have any right to make contributions for any Class Year by virtue of having an Account as a result of making contributions for any prior Class Year.

4.2    ELECTION TO CONTRIBUTE. In order to make contributions under the Plan for any Class Year, an Employee who meets the eligibility requirements of Section 4.1 must elect to participate via the Plan’s Internet site or via such other method as shall be established by the Plan Administrator. To be effective, an Employee’s election to participate for a Class Year must specify the percentage of his or her Eligible Compensation to be deferred, select the time and form of payment of the amount deferred and the earnings thereon, specify the investment fund or funds in which such deferred amounts are to be treated as being invested, and provide such other information as the Plan Administrator may require. The time period during which elections to participate will be accepted for each Class Year will be established by the Plan Administrator and may vary by Employee, but in no event will any election be accepted after the beginning of the Class Year to which such election relates.
4.3    DURATION OF CONTRIBUTION ELECTION. Each eligible Employee’s election to make contributions to the Plan made in accordance with the requirements of Section 4.2 shall expire as of the end of the Class Year to which it relates, although it shall apply to any Eligible Compensation paid after the end of such Class Year if such Eligible Compensation was earned during such Class Year. Participants may not change or revoke their contribution elections for a Class Year after the election period for the Class Year has ended.
4.4    DURATION OF PARTICIPATION. A Participant’s participation in the Plan shall continue until all amounts credited to his or her Accounts have been distributed, or until the Participant’s death, if earlier.
4.5    WAIVER OF ELECTION. The Committee may, in its sole discretion, grant a waiver or suspension of a Participant’s election to make contributions for a Class Year, for such time as the Committee may deem necessary, upon a finding that the Participant has suffered an Unforeseeable Financial Emergency.
ARTICLE 5
Contributions
5.1    PARTICIPANT CONTRIBUTIONS. A Participant may contribute (defer) any whole percentage (but no more than 50 percent of base salary and no more than 90 percent of variable pay) of his or her Eligible Compensation earned during the Class Year to which such Participant’s election relates; provided, however, that the maximum amount of any Eligible Compensation payment that may be deferred by a Participant shall be limited to the amount otherwise payable to such Participant after the deduction of the appropriate withholding taxes. The percentage the Participant elects to contribute (defer) shall be deducted from each payment of such Participant’s Eligible Compensation earned during such Class Year, whether paid during or following such Class Year.
5.2    AMOUNTS CREDITED TO ACCOUNT. For each Participant and each Class Year that the Participant elects to defer Eligible Compensation hereunder the Company shall establish on its books an Account, to which the amounts deferred in accordance with Section 5.1 shall be credited at such times as are in accordance with the standard payroll procedures of the Company. The amount credited to a Participant’s Account shall equal the amount deferred, except that the amount credited may be reduced, at the discretion of the Committee, to the extent that the Company is required to withhold any taxes or other amounts from the Participant's deferred compensation pursuant to any federal, state or local law.

ARTICLE 6
Accounts
6.1    EARNINGS ON ACCOUNTS. Each Participant’s Accounts shall be credited with investment earnings or losses based on the performance of the investment funds selected by such Participant. The investment funds available to the Participants in this Plan shall be the same as the investment funds available to the participants in the VIP, excluding the 3M Stock Fund and the VIP’s brokerage window, but shall also include a fund based on the return of the Growth Factor. Participants may allocate the amounts credited to their Accounts among such investment funds in whole percentages of from one percent to one hundred percent. The deemed investment earnings or losses on such VIP funds for purposes of this Plan shall equal the actual rate of return on such funds in the VIP net of any fees or expenses chargeable thereto, including but not limited to management fees, trustee fees, recordkeeping fees and other administrative expenses. In the event that a Participant fails to select the investment fund or funds in which his or her Accounts are deemed to be invested, such Participant will be deemed to have allocated the entire amount credited to his or her Accounts to the LifePath Portfolio fund with the target retirement year closest to the year in which such Participant will attain age 65.
6.2    CHANGES IN INVESTMENT FUND ALLOCATIONS. Participants may change the investment funds among which their Account balances or future contributions are allocated at any time, subject to such rules as may be established by the Plan Administrator. Allocation changes may only be made using the Plan’s Internet site or by speaking with a representative of the Plan’s recordkeeper.
6.3    VALUATION OF ACCOUNTS. The Accounts of all Participants shall be revalued as of each Valuation Date following the Effective Date of this Plan. As of each Valuation Date, the value of a Participant’s Account shall consist of the balance of such Account as of the immediately preceding Valuation Date, increased by the amount of any contributions made and credited thereto since the immediately preceding Valuation Date, increased or decreased (as the case may be) by the amount of deemed investment earnings or losses credited to the investment funds selected by the Participant since the immediately preceding Valuation Date, and decreased by the amount of any distributions made from such Account since the immediately preceding Valuation Date.
6.4    VESTING OF ACCOUNTS. A Participant shall always be 100% vested in the value of his or her Accounts (including any earnings thereon).
6.5    STATEMENT OF ACCOUNT. As soon as administratively feasible following the end of each Class Year, the Plan shall deliver to each Participant a statement of his or her Accounts in the Plan.
ARTICLE 7
Distribution of Accounts
7.1    DISTRIBUTION DATE AND METHOD. As part of the election to participate herein for each Class Year, the Participant shall specify the date (hereinafter referred to as the “Distribution Date”) upon which the Company will commence payment of the amounts credited to the respective Account and the method of paying such amounts. A Participant must select one of the following Distribution Dates:
(a)    During the month of January of any calendar year following the end of the year following the Class Year to which such Participant’s election to defer Eligible Compensation relates;

(b)    During the month of January of any one of the first through the tenth calendar years following the Participant’s Retirement from service with the Company.
A participant must also select one of the following methods of payment in each election to participate herein:
(a)    A single lump sum distribution.
(b)    Ten or fewer annual installments (the amount of such installment payments shall be computed by multiplying the balance in the Account on each date of payment by a fraction, the numerator of which is one and the denominator of which equals the remaining number of scheduled annual installment payments).
No Participant’s election to participate for any Class Year shall require the Plan to make any payment more than 10 years after the month of January of the calendar year following the Participant’s Retirement from service with the Company. Each payment from a Participant’s Account shall be made in cash, and shall be charged against the balance in such Account. When the Plan makes a distribution of less than the entire balance of a Participant’s Account, the distribution shall be charged pro rata against each of the investment funds to which the Account is then allocated.
7.2    DISTRIBUTION WHILE STILL AN EMPLOYEE. If a Participant is still employed by the Company at the Distribution Date specified in Section 7.1(a) for any Account, the entire balance of such Account at the Distribution Date (plus any deemed investment earnings or losses credited to such Account thereafter) shall be paid to the Participant commencing on such date and in accordance with the method of payment chosen by the Participant.
7.3    DISTRIBUTION FOLLOWING SEPARATION FROM SERVICE. If a Participant incurs a Separation from Service with the Company for any reason other than death or Retirement, the value of such Participant’s Accounts shall be paid to the Participant in a single lump sum distribution in the month of July in the calendar year following the calendar year in which such Participant’s Separation from Service occurred (or in the month of January in the calendar year following the calendar year in which such Participant’s Separation from Service occurred if such Separation from Service occurred prior to July 1 of such calendar year).
7.4    DISTRIBUTION FOLLOWING RETIREMENT. If a Participant Retires from service with the Company prior to the Distribution Date for any Account, the entire balance of such Account at the Distribution Date (plus any deemed investment earnings or losses credited to such Account thereafter) shall be paid to the Participant (or Beneficiary) commencing on such Distribution Date and in accordance with the method of payment chosen by the Participant; provided, however, that, in the event such Distribution Date would be less than six months following the date of the Participant’s Retirement from service with the Company, such Participant’s Distribution Date shall be and payment of such Account shall begin during the month of July of the calendar year following the year in which such Participant Retires from service with the Company.
7.5    DISTRIBUTION FOLLOWING DEATH. If a Participant dies before distribution of one or more of his or her Accounts has begun, the entire balance of such Accounts shall be paid to the Participant’s Beneficiary in a single lump sum distribution in the month of July in the calendar year following the calendar year in which such Participant died (or in the month of January in the calendar year following the calendar year in which the Participant died if the Participant died before July 1 of such calendar year). If a Participant dies after distribution of one or more of his or her Accounts has begun, the remaining balance of such Accounts (if any) shall be paid to the Participant’s Beneficiary in accordance with the method of payment chosen by the Participant.
7.6    UNFORESEEABLE FINANCIAL EMERGENCY DISTRIBUTION. Upon finding that a Participant has suffered an Unforeseeable Financial Emergency, the Committee may, in its sole discretion, permit the Participant to withdraw an amount from his or her Account(s) sufficient to alleviate the emergency.
7.7    WITHHOLDING; PAYROLL TAXES. To the extent required by the laws in effect at the time any payment is made, the Plan shall withhold from any payment made hereunder any taxes required to be withheld for federal, state or local government purposes.
ARTICLE 8
Designation of Beneficiaries
8.1    BENEFICIARY DESIGNATION. Each Participant shall have the right at any time to designate any person, persons, or entity, as Beneficiary or Beneficiaries to whom payment of the Participant’s Accounts shall be made in the event of the Participant’s death. Any designation made under the Plan may be revoked or changed by a new designation made prior to the Participant’s death. Any such designation or revocation must be made in accordance with the rules established by the Plan Administrator, and will not be effective until received by the Plan.
8.2    BENEFICIARY PREDECEASES PARTICIPANT. If a Participant designates more than one Beneficiary to receive such Participant’s Accounts and any Beneficiary shall predecease the Participant, the Plan shall distribute the deceased Beneficiary’s share to the surviving Beneficiaries proportionately, as the portion designated by the Participant for each bears to the total portion designated for all surviving Beneficiaries.
8.3    ABSENCE OF EFFECTIVE DESIGNATION. If a Participant makes no designation or revokes a designation previously made without making a new designation, or if all persons designated shall predecease the Participant, the Plan shall distribute the balance of the deceased Participant’s Account in the manner determined in accordance with the Participant’s designation in effect under the VIP. In the event such Participant has no effective designation under the VIP, the Plan shall distribute the balance of the deceased Participant’s Account to the first of the following survivors:
(a)    The Participant’s spouse;
(b)    Equally to the Participant’s children;
(c)    Equally to the Participant’s parents;
(d)    Equally to the Participant’s brothers and sisters; or
(e)    The Participant’s estate executors or administrators.
8.4    DEATH OF BENEFICIARY. If a Beneficiary to whom payments hereunder are to be made pursuant to the foregoing provisions of this Article 8 survives the Participant but dies prior to complete distribution to the Beneficiary of the Beneficiary’s share:
(a)    unless the Participant has otherwise specified in his or her designation, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such person or persons, including such Beneficiary’s estate, as such Beneficiary shall have designated in a designation made with the Plan prior to such Beneficiary’s death (which designation shall be subject to change or revocation by such Beneficiary at any time); or
(b)    if the Participant’s designation specifies that such Beneficiary does not have the power to designate a successor Beneficiary or if such Beneficiary is granted such power but fails to designate a successor Beneficiary prior to such Beneficiary’s death, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such Beneficiary’s estate.
8.5    BENEFICIARY DISCLAIMER. Notwithstanding the foregoing provisions of this Article 8, in the event a Beneficiary, to whom payments hereunder would otherwise be made, disclaims all or any portion of that Beneficiary’s interest in such payments, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons specified by the Participant to take such disclaimed interest. In the event the Participant did not specify a person or persons to take disclaimed interests, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons who would be entitled thereto pursuant to the Participant’s designation or the designation made with respect to the VIP referenced above, whichever is applicable pursuant to the foregoing provisions of this Article 8, if such Beneficiary had died immediately preceding the death of the Participant.
ARTICLE 9
Unfunded Plan
9.1    NO TRUST. This Plan is intended to be an “unfunded” plan of deferred compensation for the Participants. As such, the benefits payable under this Plan will be paid solely from the general assets of the Company. The Company does not intend to create any trust in connection with this Plan. The Company shall not have any obligation to set aside funds or make investments in the investment funds referred to in Article 6. The Company’s obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
9.2    UNSECURED GENERAL CREDITOR. No Participant or Beneficiary shall have any right to receive any benefit payments from this Plan except as provided in Articles 7 and 8. Until such payments are received, the rights of each Participant and Beneficiary under this Plan shall be no greater than the rights of a general unsecured creditor of the Company.
ARTICLE 10
Amendment and Termination of the Plan
10.1    RIGHT TO AMEND. 3M may at any time amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall adversely affect the rights of any Participant or Beneficiary acquired under the terms of the Plan as in effect prior to such action. The consent of any Participant, Beneficiary, employer or other person shall not be a requisite to such amendment or modification of the Plan.
10.2    TERMINATION. While it expects to continue this Plan indefinitely, 3M reserves the right to terminate the Plan at any time and for any reason. Upon the termination of the Plan and to the extent permitted by section 409A of the Code, all elections to contribute to the Plan shall be revoked and the Plan shall immediately distribute in cash to the respective Participants and Beneficiaries the entire remaining balances of the Accounts.

ARTICLE 11
General Provisions
11.1    NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. All payments and the rights to all payments are expressly declared to be nonassignable and nontransferable. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments or decrees, or transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency. No part of any Participant’s Account may be assigned or paid to such Participant’s spouse in the event of divorce pursuant to a domestic relations order.
11.2    NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (or their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.
11.3    TERMS. Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.
11.4    CAPTIONS. The captions of the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.5    GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Minnesota.
11.6    VALIDITY. In case any provision of this Plan shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.7    CLAIMS PROCEDURE. Any Participant or Beneficiary who disagrees with any decision regarding his or her benefits under this Plan shall submit a written request for review to the Plan Administrator. The Plan Administrator shall respond in writing to such a request within 60 days of his or her receipt of the request. The Plan Administrator may, however, extend the reply period for an additional 60 days for reasonable cause. The Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth:
(a)    the specific reason or reasons for any denial of benefits;
(b)    specific references to the provision or provisions of this Plan on which the denial is based;
(c)    a description of any additional information or material necessary for the Participant or Beneficiary to improve his or her claim, and an explanation of why such information or material is necessary; and

(d)    an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Plan Administrator’s decision.
If the Participant or Beneficiary disagrees with the decision of the Plan Administrator, he or she shall file a written appeal with the Committee within 120 days after receiving the Plan Administrator’s response. The Committee shall respond in writing to such an appeal within 90 days of its receipt of the appeal. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. The Committee’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based.
11.8    SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
11.9    INCOMPETENT. In the event that it shall be found upon evidence satisfactory to the Plan Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her own affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan, to the spouse or other person deemed by the Plan Administrator to have accepted responsibility for such Participant or Beneficiary. Any such payment made pursuant to this Section 11.9 shall be in complete discharge of any liability therefore under this Plan.
11.10    INDEMNIFICATION. To the extent permitted by law, the Company shall indemnify the Plan Administrator and the members of the Committee against any and all claims, losses, damages, expenses and liability arising from their responsibilities or the performance of their duties in connection with the Plan which is not covered by insurance paid for by the Company, unless the same is determined to be due to gross negligence or intentional misconduct.
ARTICLE 12
Change in Control
12.1    TERMINATION UPON CHANGE IN CONTROL. This Plan shall terminate and the Plan shall immediately distribute in cash to the respective Participants the amounts credited to all Accounts upon the occurrence of a Change in Control of 3M.
12.2    DEFINITION OF CHANGE IN CONTROL. For purposes of this Article 12, a Change in Control of 3M shall be deemed to have occurred if there is a “change in the ownership of 3M”, “change in effective control of 3M”, and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined in Treas. Reg. section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.
12.3    REIMBURSEMENT OF FEES AND EXPENSES. The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Article 12 or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Article 12, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous. The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article 12. Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses. If a Participant is a Specified Employee and such payment is made on account of the Participant’s Separation from Service, payment shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.